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                                                              EXHIBIT 4.(a)(xxi)


                          DATED as of October 10, 2001





                                MADGE NETWORKS NV



                                       and



                                  Robert Madge






                   -------------------------------------------

                              CONSULTANCY AGREEMENT

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Summary of Consulting Terms

Consulting Period:         For approximately 24 months beginning October 10 2001
                           and ending on October 9 2003.

Consulting Fee:            US$10,000 per month.

Consulting Subjects:       Knowledge and advice related to past activities of
                           the Company, its subsidiaries and associates;
                           Strategic development of the Company its subsidiaries, associates and investments;
                           Representative activities on behalf of the Company.

Contact: All contact with the Company shall be through the Chief Executive Officer or the Chief Financial Officer, or their designees.

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THIS AGREEMENT is made as of the 10th day of October, 2001.

BETWEEN:

1. Madge Networks NV whose registered office is situated at Transpolis Schiphol Airport Polaris Avenue 23 2132 JH Hoofddorp The Netherlands ("the Company") and

2. Robert Madge, care of Mido Trust & Management, Kaya Douwe Zalm 1-L, Penstraat # 105, Curacao, The Netherlands Antilles ("You")

WHEREAS

(A) The Company and its Affiliates carries on the business of supplying advanced networking solutions products and services ("the Business").

(B)    You have knowledge and expertise in the Business.

(C) You have knowledge and expertise related to the historical activities of the Company and its Affiliates.

(D) In reliance upon that knowledge and expertise the Company wishes to engage you to provide services in relation to the past activities of the Company and its Affiliates, their marketing strategy, and their strategic development and such other subjects as may, from time to time, be agreed ("the Services") and you have agreed to accept this engagement on the following terms.

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IT IS HEREBY AGREED as follows:-

1.     DEFINITIONS

1.1 For the purposes of this Agreement the following words or phrases shall unless the context otherwise requires have the meanings respectively assigned to them:


       AFFILIATES               Affiliates means the directly and indirectly
                                held subsidiaries and associated companies of Madge Networks N.V., which for the avoidance of doubt includes the Red-M group of companies.

       "APPOINTMENT DATE"       Means the date of this agreement.

       "CONFIDENTIAL            Means any and all information of a secret or
       INFORMATION"             confidential nature which relates to the
                                Business and which has not for the time being manifestly and demonstrably come into the public domain including (without limitation):-


                                (a) know how technical information expertise designs strategy data formulae processes and specifications;


                                (b)     drawings writings and other papers
                                        computer programs and other tangible and non-tangible manifestations of any items referred to in paragraph (a) of this definition;


                                (c)     all rights to and copyright patents
                                        registered design trade marks and other
                                        protection for or relating to the
                                        foregoing;


                                (d)     customer, supplier and price lists
                                        marketing plans terms of contracts
                                        agreements or arrangements;


                                (e) organisational management and personnel information;


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                                (f)     financial information, whether actual or
                                        projected.

       "CONSULTING FEE"         US$10,000 per month.



       "SETTLEMENT AGREEMENT"   Means the agreement effective October 10, 2001
                                that you entered into with Madge Technology NV relating to you leaving the employment of the Madge group.

       "TERM OF AGREEMENT"      Means the period defined in clause 2 below.

       "TERMINATION DATE"       Means October 9 2003.

1.2 The headings used in this Agreement are included for convenience only and are not to be used in construing or interpreting this Agreement.

1.3 Any reference to a person shall include natural persons and partnerships firms and other such unincorporated bodies, companies, corporate bodies and all other legal persons of whatever kind and howsoever constituted.

1.4 This Agreement shall be governed in all respects by English law and shall be subject to the non-exclusive jurisdiction of the English courts.

2.     TERM OF AGREEMENT

This Agreement shall have effect from the Appointment Date and shall continue until the Termination Date unless terminated sooner in accordance with Clause 10 below (the "Term of Agreement").

3.     YOUR OBLIGATIONS

3.1 Throughout the Term of Agreement you shall make yourself available to provide consultancy services to the Company and its Affiliates at such times as the Company and/or its Affiliates and you shall agree from time to time for a minimum of 16


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       hours per calendar month. These consultancy services may take place in various countries, and in various locations, as the Company and/or its Affiliates and you shall agree from time to time (and may include services you provide remotely, with communications taking place by telephone or electronic means). In addition you shall provide such ad-hoc assistance on the telephone or by email as may be required. Notwithstanding anything to the contrary contained herein, your contacts with the Company during the Term of Agreement shall be limited to the Chief Executive Officer and the Chief Financial Officer of Madge Networks N.V. unless otherwise directed by such individuals.

3.2 Throughout the Term of Agreement you shall offer positive support towards the Business of Company and its Affiliates, including but not limited to providing positive support in the transition of your CEO duties to Martin Malina. As part of this support you shall provide, upon request, any names, addresses, telephone numbers, e-mail addresses and other contact information for those individuals and organisations with which you had contact in the performance of your duties with the Company. You shall also provide support to the Company's business efforts externally when reasonably requested by the Company.

3.3 Throughout the Term of Agreement you shall not be concerned with, solicit or canvass any business which is competitive or which plans to be competitive with any business carried on by the Company or its Affiliates or any business for which the Company or its Affiliates has definite business plans and where you have prior knowledge of such plans. In the event you wish to be relieved of this provision, you may request in writing that the Company waive this provision with respect to a specific business activity. The Company, in its sole discretion, may choose to waive this provision in writing within thirty days of receipt of any such request, but shall not be obligated to do so.

3.4 Throughout the Term of Agreement you shall not, in competition with the Company, deal with or canvass or solicit any business from any person who has been at any time during six months of such date a customer of the Company.

3.5 Throughout the Term of Agreement induce or attempt to induce from the Company or its Affiliates any manager level employee, any director level employee, any Vice President, or any salesperson or development engineer of the Company or its


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       Affiliates who is engaged in any business or activity to leave the employment of the Company or its Affiliates (whether or not this would be a breach of contract by the employee).

3.6 You acknowledge that the provisions of 3.3, 3.4 and 3.5 are no more extensive than are reasonable to protect the Company and its Affiliates. Each of the restrictions in each paragraph or sub-clause above shall be enforceable independently of each of the others and its validity shall not be affected if any of the others is invalid. If any of those restrictions is void but would be valid if some part of the restriction were deleted the restriction in question shall apply with such modification as may be necessary to make it valid.

3.7 You agree to continue to comply with any continuing obligations under the terms of your employment with the Company which survive your termination, which without limitation, include the following provisions if included in your employment agreement: PROTECTIVE COVENANTS, CONFIDENTIAL INFORMATION and NON COMPETITION and the terms of your Settlement Agreement.

3.8 For the avoidance of doubt, this Agreement is separate to any obligations you may have due to your roles as Supervisory Director or Designated Supervisory Director of the Company, or in your planned role as Non-Executive Director of Red-M (Communications) Ltd (and for which there are, or will be, separate remuneration arrangements).

4.     THE COMPANY'S OBLIGATIONS

4.1 The Company will allow you to continue to use, free of charge, the Dell laptop computer that you have and associated software, and to use the Company's email server based at Wexham Springs, UK to send and receive your e-mail during the Term of the Agreement. The Company will maintain your existing email account to allow you such access, and will provide you with the IS support necessary to support this e-mail usage and usage of the Company's network. (For the avoidance of doubt, you may use these facilities for non-Company activities.) The Company reserves the right to take away these rights at any time if you do not follow any e-mail or other IS policy regarding such things as virus control and use of e-mail that the Company has


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       in force from time to time, or if to continue to provide this service to you becomes uneconomical for the Company.

4.2 The Company will allow you to use, free of charge, such office space at Wexham Springs, UK as you reasonably require and secretarial support to enable you to provide the Services and for incidental secretarial services which you may require. You may also use the Company's address as a forwarding address for personal mail addressed to you. The Company has the right to withdraw this support for incidental secretarial services should this become uneconomical for the Company.

4.3 The Company will not take any action against you for any acts or omissions by you resulting from your activities under this Agreement. The Company will give you all reasonable assistance regarding any claims brought by third parties against you for any acts or omissions by you resulting from your activities under this Agreement.

5.     CONSULTANCY FEES

5.1 In consideration of the provision of the Services the Company shall pay or shall procure that one of its Affiliates pay you the Consulting Fee exclusive of value added tax, payable monthly in equal instalments to be paid on or around the 28th day of each calendar month starting on October 28th, 2001 (backdated if applicable).

5.2 You shall be reimbursed for such reasonable and necessary expenses, provided major expenses (i.e. anything over US$500 per month) are agreed in advance.

5.3    All payments to you shall be made against invoices which you supply.

6.     CONFIDENTIALITY

You hereby covenant that you will not during the Term of Agreement or at any time thereafter (save insofar as you may be required to do so in order to fulfil your duties to the Company or its Affiliates) directly or indirectly use or disclose or communicate to any person any Confidential Information, except upon the written request of the Chief Executive Officer or the Chief Financial Officer of Madge Networks N.V. and with a valid Non-Disclosure Agreement in place except as required by law or by any regulatory body. In the event that such disclosure is required by law or regulatory body you shall provide the


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Company with written notice of the proposed disclosure at least two working days before it makes such disclosure. For the avoidance of doubt Confidential Information shall not include any information in the public domain save as a result of a breach by you.

7.     TAX LIABILITY

7.1 It is hereby declared that it is the intention of the parties that you shall have the status of a self employed person and you shall be responsible for all income tax liabilities and social/payroll tax or similar contributions in respect of your fees. Subject to clause 7.4 you hereby indemnify the Company in respect of any claims or demands which may be made by any relevant authorities against the Company in respect of income tax costs, penalties, interest and gross up which may be found due from the Company in respect of the provision of the Services by you.

7.2 Subject to clause 7.4 you covenant to pay to the Company an amount equal to the amount of any social taxes or similar contributions relating to the provision of the Services by you for which any claim may be made by the relevant authorities against the Company.

7.3 Subject to clause 7.4 in the event that a relevant authority determines that any amount of value added sales tax is or has been incorrectly charged by you under or in connection with this Agreement you will immediately on receipt of a written request from the Company repay to the Company such amounts of sales tax and provide the Company with a valid and appropriate sales tax credit note.

7.4 In the event of a claim or demand from a relevant tax authority relating to a payment made by the Company to you under this Agreement the Company agrees to notify you of such claim or demand and to give you a reasonable amount of time to respond to the relevant authority about the claim. The Company will also involve you in all stages of any defence of such a claim or demand. You have the right to challenge the indemnity you have given under clause 7.1, 7.2 and/or 7.3 in the event that the Company makes a payment to settle a claim or demand from a tax authority pursuant to this clause 7, without your prior approval.


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8.     LEGAL RELATIONSHIP

       Your relationship with the Company is that of an independent contractor and not as an employee or agent of the Company. You understand that you are not authorized to bind the Company or its Affiliates or make any representations on its behalf in any matter, except as set forth in this Agreement and in your capacity as Supervisory Board director of the Company or as director of Red-M (Communications) Limited.

9.     INTELLECTUAL PROPERTY RIGHTS

9.1 Any discovery or invention or secret process or improvement in procedure or any trade mark or design or copyright made discovered or produced by you in the course of providing Services hereunder shall immediately be disclosed to the Company and shall be the property of the Company.

9.2 You shall if and whenever required so to do (whether during or after the termination of this agreement) at the expense of the Company, apply or join in applying for letters patent or trade mark or other equivalent protection in the United Kingdom or any other part of the world, for any such discovery invention process improvement trade mark design or copyright and execute and do all instruments and things necessary for vesting the said letters patent or trade mark or other equivalent protection when obtained and all right title and interest to the same in the Company absolutely, as sole beneficial owner or in such other person as may be required by the Company.

9.3 You irrevocably appoint the Company to be your attorney in your name and on your behalf to sign execute do and deliver any such instrument or thing and generally to use your name for the purpose of giving to the Company the full benefit of the provisions of this clause and in favour of any third party. A certificate in writing signed by any director or the secretary of the Company that any instrument or act falls within the authority hereby conferred shall be conclusive evidence that such is the case.

9.4 The provisions of this clause 9 shall be without prejudice to the provisions of the UK Copyright Designs and Patents Act 1988 or similar legislation that exists in other countries.


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9.5    At the end of the Term you shall return all notes, emails and materials that you produce, receive or send during the Term of the Agreement pursuant to providing the Services to the Company.

10.    TERMINATION

10.1 The Company may immediately terminate this Agreement in the event of material misconduct on your part.

10.2 The Company may also terminate this Agreement in the event of a material breach of this agreement by you. A breach of the agreement shall also include any failure to perform any of your obligations set forth in clause 3 above. Any termination by the Company shall be subject to written notice by the Company, giving you 30 days to correct the breach raised by the Company.

10.3 For the avoidance of doubt, the Company may only terminate this Agreement in accordance with clause 10.1 and 10.2, and otherwise the Agreement is irrevocable on the part of the Company, including but not limited to the Company's obligation to pay the Consulting Fee.

10.4 You may terminate the Consultancy Agreement at any time in giving one month's written notice, in which case the Company will have no further obligation to pay you the Consulting Fee following termination.

11.    ASSIGNMENT

Neither party may assign or otherwise transfer any rights or obligations under this Agreement without the prior consent of the other.

12.    RETURN OF DOCUMENTS

You shall promptly whenever requested by the Company and in any event upon the termination of this Agreement deliver to the Company all correspondence and other documents papers and records which have been prepared by you or come into your


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possession in the course of your duties and which is the property of the Company or its Affiliates and you shall not be entitled to and shall not retain any copies.

13.    MISCELLANEOUS

The proposals contained in this Agreement are made without any admission of liability.

Signed
For and on behalf of the Company



/s/ Martin Malina
---------------------------

Date:  27 December 2001


Signed by
Robert Madge




/s/ Robert Madge
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Date:  27 December 2001


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